Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Chimerix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.001 per share) issuable as inducement grants	Other (5)	1,173,000 shares (2)	$0.99 (5)	$1,161,270.00 (5)	0.00014760	$171.40
Equity	Common Stock (par value $0.001 per share) issuable as inducement grants	Other (5)	120,000 shares (3)	$0.87 (5)	$104,400.00 (5)	0.00014760	$15.41
Equity	Common Stock (par value $0.001 per share)	Other (6)	10,233,088 shares (4)	$0.8515 (6)	$8,713,474.44 (6)	0.00014760	$1,286.11
Equity	Common Stock (par value $0.001 per share)	Other (7)	480,000 (8)	$0.89 (7)	$427,200.00 (7)	0.00014760	$63.06
Total Offering Amounts				—	$10,406,344.44	—	$1,535.98
Total Fees Previously Paid				—	—	—	—
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$1,535.98

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Chimerix, Inc.’s (the “Registrant”) common stock, $0.001 par value per share (“Common Stock”), that may become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Represents shares of the Registrant’s Common Stock reserved for issuance upon the exercise of outstanding stock options granted outside of the Chimerix, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) but pursuant to the terms of the 2013 Plan as if such stock options were granted under the 2013 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

(3)	Represents shares of the Registrant’s Common Stock reserved for issuance upon the exercise of outstanding stock options granted outside of the Chimerix, Inc. 2024 Equity Incentive Plan (the “2024 Plan”) but pursuant to the terms of the 2024 Plan as if such stock options were granted under the 2024 Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

(4)	Represents up to 10,233,088 shares of the Registrant’s Common Stock reserved for future grant under the 2024 Plan, comprised of: (i) 9,702,331 shares of the Registrant’s Common Stock reserved for future grant under the 2024 Plan, (ii) 530,757 shares previously available for grant under the 2013 Plan as of immediately prior to the 2024 annual meeting of stockholders of the Registrant (the “Effective Date”), which as of the Effective Date were added to the share reserve of the 2024 Plan, and (iii) any shares underlying then-outstanding stock awards granted under the 2013 Plan that on or after the Effective Date are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued, are not issued because such award or any portion thereof is settled in cash, or are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares (the “2013 Plan Returning Shares”), if any, as such shares become available under the 2024 Plan from time to time.

(5)	This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are calculated using a weighted-average exercise price for the Registrant's Common Stock subject to such inducement grants.

(6)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.8515 per share of Common Stock, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on August 6, 2024, a date that is within five business days prior to the date on which this Registration Statement is being filed.

(7)	This estimate is made pursuant to Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are calculated using the exercise price for the stock options granted and outstanding under the 2024 Plan.

(8)	Represents 480,000 shares of the Registrant's Common Stock issuable upon the exercise of stock options that are outstanding under the 2024 Plan.